Exhibit 4.3

REDUCING REVOLVER NOTE

$15,000,000.00	Winston-Salem, North Carolina
October 28, 2011

For value received, TREX COMPANY, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of BRANCH BANKING AND TRUST COMPANY (the “Lender”), for the account of its Lending Office, the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000.00), or such lesser amount as shall equal the unpaid principal amount of each Reducing Revolver Advance made by the Lender to the Borrower pursuant to the Credit Agreement referred to below, on the dates and in the amounts provided in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Reducing Revolver Note on the dates and at the rate or rates provided for in the Credit Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of Branch Banking and Trust Company, 200 West Second Street, 16th Floor, Winston-Salem, NC 27101, or at such other address as may be specified from time to time pursuant to the Credit Agreement.

All Reducing Revolver Advances made by the Lender, the interest rates from time to time applicable thereto and all repayments of the principal thereof may be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make, or any error of the Lender in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement. This Note is secured by, among other security, the Collateral Documents, as the same may be modified or amended from time to time.

This Note consolidates, reduced, replaces, amends and restates in their entirety (i) the $16,176,470.59 Reducing Revolver Note of the Borrower dated November 4, 2009, payable to the order of the Lender; and (ii) the $8,823,529.41 Reducing Revolver Note of the Borrower dated November 4, 2009, payable to the order of the Lender (as successor by assignment to TD Bank, N.A) (together, the “Prior Notes”), and this Note is executed and delivered to the Lender as a replacement of and in substitution for the Prior Notes. The execution and delivery of this Note shall not constitute a novation of the debt originally evidenced by the Prior Notes and secured as hereinafter provided.

This Note is the Reducing Revolver Note referred to in the Credit Agreement dated as of November 4, 2009 (as amended, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders listed on the signature pages thereof and their successors and assigns, Branch Banking and Trust Company, as a Lender, Letter of Credit Issuer and as Administrative Agent, and BB&T Capital Markets, as Lead Arranger. Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof.

The Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

The Borrower agrees, in the event that this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees.

IN WITNESS WHEREOF, the Borrower has caused this Reducing Revolver Note to be duly executed under seal, by its duly authorized officers as of the day and year first above written.

TREX COMPANY, INC.,	(SEAL)
a Delaware corporation

By:	/s/ James E. Cline
Name:	James E. Cline
Title:	Vice President and Chief Financial Officer

Reducing Revolver Note (cont’d)

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Interest Rate	Interest Period (if applicable)	Amount of Advance	Amount of Principal Repaid	Notation Made By

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